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             PHYSICAL REHABILITATION SERVICES DEVELOPMENT AGREEMENT
                                     BETWEEN
             CONTINUCARE OUTPATIENT REHABILITATION MANAGEMENT, INC.
                                       AND
                       BFIT REHABILITATION SERVICES, INC.

         THIS PHYSICAL REHABILITATION SERVICES DEVELOPMENT AGREEMENT ("Agreement"), entered as of the 10th day of February, 1997, by and between BFIT REHABILITATION SERVICES, INC., a Delaware corporation (herein referred to as "Bally"), and CONTINUCARE OUTPATIENT REHABILITATION MANAGEMENT, INC., a Florida corporation (herein referred to as "Continucare"). Bally and Continucare may be jointly referred to as the "Parties" and each individually as a "Party". Capitalized terms used herein shall have the meanings ascribed to them in
Article 9 of this Agreement.

                                    RECITALS

         WHEREAS, Bally desires to establish Medicare-Certified rehabilitation agencies furnishing medically necessary physical and medical rehabilitation services (the "Program Services") at certain health and fitness centers ("Clubs") owned or operated by Affiliates of Bally;

         WHEREAS, Continucare is engaged in the business of, and has expertise with respect to, identifying, designing, planning, developing, administering and operating outpatient medical and physical rehabilitation healthcare service centers;

         WHEREAS, Bally desires to retain an expert in the industry to (i) identify regions and locations in which to provide Program Service and (ii) design facilities and systems for providing Program Services at agreed upon Clubs; and

         WHEREAS, Continucare and Bally are bona fide separate organizations and are not related to one another through common ownership or control.

         NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bally hereby agrees to engage Continucare to perform the duties and services described herein, on such terms and conditions set forth herein, and Continucare hereby accepts such engagement on the terms and conditions set forth herein.

                                   ARTICLE ONE
                        CONDITIONS AND TERMS OF AGREEMENT

         1.1 APPOINTMENT. Upon the terms and conditions of this Agreement, Bally hereby designates and appoints Continucare to (i) identify Areas where Program Services might be provided, (ii) prepare Regional Proposals outlining the strategy for developing and administering Program Services within each Area,
(iii) prepare Business Proposals for developing and



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administering Program Services at each Club described in each Regional Plan approved by Bally hereunder, and (iv) upon approval by Bally of each Business Plan, provide the Organizational Services for the Program Facility at the Club identified on such Business Plan. Continucare hereby accepts such appointment, and in accepting such appointment, Continucare acknowledges that Bally and its Affiliates are wholly dependent upon the expertise of Continucare in identifying Regions and Clubs suitable for the provision of Program Services, in designing the Program Facilities and Program Services and in selecting the third party providers of design and construction services.

         1.2 AUTHORITY. Bally and its Affiliates shall at all times retain and exercise full control over the assets and operations of each Club and the related Program Facilities. Continucare shall perform only those functions set forth in this Agreement, or otherwise delegated to Continucare by Bally in writing, and the Parties understand that control and direction over all functions of the Clubs other than the provision of Program Proposal Services, Design and Development Services, Administrative Planning Services and other services specified in any other written agreement between the Parties or their Affiliates shall be by Bally or its Affiliates. Notwithstanding any term of this Agreement, Continucare shall not have any authority to enter into any contract, commitment or arrangement on behalf of Bally or its Affiliates absent the express written direction of Bally with respect to each such contract, commitment or arrangement.

         1.3 EXCLUSIVITY. With respect to each Region described on Schedule 2.2 attached hereto, as the same shall be amended from time to time in accordance with the terms hereof, the appointment described in clauses (iii) and (iv) of
Section 1.1 shall be exclusive for such Region until the earliest of (a) the termination of this Agreement pursuant to Section 6.2.1 or Section 6.2.2.2, (b) the occurrence of any Regional Termination Event with respect to such Region or
(c) any Master Termination Event permitting Bally to exercise rights of termination under Section 6.2.3.1.

         1.4 RELATIONSHIP. The Parties expressly acknowledge that in performing their respective obligations under this Agreement, they are each acting as independent contractors, and that the personnel required for the performance of this Agreement who are employed by or under contract with (i) Continucare shall not be considered employees of Bally or its Affiliates and (ii) Bally shall not be considered employees of Continucare or its Affiliates. Continucare and Bally are not and shall not be considered joint venturers or partners, and nothing herein shall be construed to authorize either Party to act as agent for the other, except as expressly provided herein. Each party agrees to disclose in its respective dealings that they are separate entities.

                                   ARTICLE TWO
            REGIONAL PROPOSAL; CREATION OF REGION; BUSINESS PROPOSAL

         2.1 REGIONAL PROPOSAL. With respect to any one or more states or other geographic area agreed to by Bally ("Area"), Continucare from time to time may or, upon Bally's request shall, provide Bally a proposal ("Regional Proposal") which shall set forth a plan for designing,


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developing, maintaining and operating Program Facilities and providing Program
Services within such Area, which Regional Proposal shall contain, without limitation, the following information:

                  2.1.1 PROGRAM FACILITIES. A list of those Clubs within such Area at which Continucareproposes Program Facilities should be established.

                  2.1.2 PROGRAM SERVICES. A description of the types of Program Services proposed to be conducted at each Program Facility identified in the Regional Proposal.

                  2.1.3 ANTICIPATED REGIONAL BUDGET: COSTS AND REVENUE. A statement of the anticipated budget for the Regional Proposal which includes, without limitation, estimations of the proposed capital expenditures and operating expenses for designing, developing, providing community and patient education programs, maintaining and operating Program Facilities and providing Program Services within the Area, projections of anticipated revenues from providing Program Services, PRO FORMA cash flow calculations and a statement of each material economic assumption made in preparing such budget.

                  2.1.4 DEMOGRAPHICS. A description of all relevant demographic information and similar data for such Area including, without limitation, all studies, reports and analyses, whether generated internally or externally, with respect to individuals within such Area to whom Program Services might be provided and possible patient sources and payor sources for the Program Facilities.

                  2.1.5 TIMING. The projected schedule for designing, developing and opening each of the Program Facilities in the Area, including the date(s) by which Business Proposals for each Club will be submitted to Bally.

         2.2 BALLY APPROVAL. After Continucare submits a Regional Proposal with respect to any Area, Bally and Continucare shall confer and discuss the information contained in such Regional Proposal. During such conferral period, Bally may request Continucare to modify such Regional Proposal or provide such further information it may request to assess the Regional Proposal. After such conferral period, Bally shall inform Continucare in writing whether it approves or disapproves of the Regional Proposal, or any specific portions thereof (including, without limitation, any proposal by Continucare to locate a Program Facility at a certain Club). Upon Bally's approval of the Regional Proposal, as modified, pursuant to this Section, (i) such approved Regional Proposal, shall constitute the regional plan ("Regional Plan") for the Program Facilities and the Program Services to be provided, which Regional Plan shall not be amended or modified except in a writing expressly identified as an "Amendment to Regional Plan", and (ii) such Area described in the Regional Plan shall be a Region hereunder, which shall be evidenced by its listing on Schedule 2.2 hereof. Bally may reasonably disapprove of the Regional Proposal, or any portion thereof, whereupon Continucare may endeavor to make such modifications to the Regional Proposal, or such portions thereof, as are necessary to resolve the objections raised by Bally's notice and resubmit such Regional Proposal. Notwithstanding the foregoing, Bally may, in its sole discretion, disapprove of or reject any Regional Proposal if Bally determines for any

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reason whatsoever that it does not wish to establish a Region or provide Program
Services in such Area at such time.

         2.3 BUSINESS PROPOSAL. On or before the dates set forth for each Club in the Regional Plan, Continucare shall provide Bally a separate proposal ("Business Proposal") for each Club identified on such Regional Plan at which a Program Facility shall be located or Program Services shall be provided. Each such Business Plan shall set forth the proposal of Continucare for designing, developing, maintaining and operating Program Facilities and providing Program Services at such Club, including, without limitation, the following information:

                  2.3.1 PROGRAM SERVICES. A detailed description of the Program Services to be initially conducted at such Program Facility.

                  2.3.2 PRELIMINARY DESIGN PLANS. A description of those areas ("Program Space") within the Club that are proposed to be developed as a Program Facility, which description will identify, without limitation, any area (i) to be used to provide Program Services, (ii) required for conducting administrative tasks (including office space) and (iii) which will be a shared or common space within the Club.

                  2.3.3 BUDGET: COSTS AND REVENUE. A statement of the anticipated budget for implementing the Business Proposal which includes (i) the Pre-Opening Budget for the proposed Program Facility, (ii) the Physical Development Budget for the proposed Program Facility, (iii) the Operating Budget for the proposed Program Facility, and (iv) a statement of each material economic assumption made in preparing each budget.

                  2.3.4 TIMING. The projected schedule for planning, developing, constructing and opening Program Facilities and Program Services at such Club which includes each of the following (collectively, the "Pre-Opening Benchmarks"): (i) the date on which Continucare shall make, and present to Bally, a complete and final list of the members of the Design Team other than the Project Contractor, (ii) following approval of the Design Team by Bally, the period of time within which the Design Team shall submit its Design Plan, (iii) following submission of the Design Plan, the period of time within which (A) a project contractor shall be identified to Bally (if not previously identified) and (B) construction shall begin, (iv) the date on which recruiting and hiring all Program Staff and a Medical Director required to operate such Program Facility on the Opening Date shall be complete, and (v) the anticipated Opening Date (the "Planned Opening Date") of the Program Facilities.

                  2.3.5 COMMUNITY AND PATIENT EDUCATION. All reports, whether generated internally or externally, with respect to such Program Facility that include, without limitation, (i) a description of locations, as determined by existing demographic information, in which Continucare proposes community and patient education services to be conducted for such Program Facility, (ii) the nature of the proposed community and patient education campaign, (iii) all projected costs for the community and patient education campaign, and (iv) such other information as may reasonably be requested by Bally.

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                  2.3.6 PERSONNEL AND STAFF. A description of the projected
personnel needs for a Program Staff at such Program Facility including, without limitation, clinical and administrative staff for the Program Services, and Continucare's proposal for recruiting and hiring such Program Staff.

         2.4 BALLY APPROVAL.

                  2.4.1 Bally shall inform Continucare in writing whether it approves or disapproves of the Business Proposal, or any portion thereof, and, if so, the specific portions thereof of which it disapproves and the reasons therefor.

                  2.4.2 Bally may reasonably disapprove of the Business Proposal or any portion thereof, Continucare shall (i) endeavor to make such modifications to the Business Proposal as are necessary to resolve the objections raised in Bally's notice pursuant to Section 2.4.1, and to resubmit such Business Proposal for review under the terms of Section 2.4.1, and (ii) if necessary, to make further revisions under this Section 2.4.2. Notwithstanding the foregoing, Bally may, in its sole discretion, disapprove of or reject any Business Proposal if Bally determines for any reason whatsoever that it does not wish to establish or operate a Program Facility or provide Program Services at such Club at such time.

                  2.4.3 Upon Bally's approval of the Business Proposal pursuant to Sections 2.4.1 and 2.4.2, such Business Proposal, as approved, shall constitute the business plan ("Business Plan") for the Program Facility and the Program Services to be provided at such Program Facility, which Business Plan shall not be amended or modified except in writing expressly identified as an "Amendment to Business Plan." Bally shall not unreasonably withhold its approval of any amendment or modification to the Business Plan required by a change in any applicable Governmental Requirement, provided, however, that with respect to any material amendment or modification required by a change in a Governmental Requirement, Bally may, in response thereto, elect to terminate such Business Plan.

                                  ARTICLE THREE
                         DESIGN AND DEVELOPMENT SERVICES

         3.1 SUPERVISION OF DESIGN AND DEVELOPMENT BY CONTINUCARE. Upon Bally's approval of the Business Plan, Continucare shall supervise, and shall be responsible to Bally for, the design and development of the Program Facility identified in such Business Plan. Continucare shall perform, or cause to be performed, each of the following ("Design and Development Services") in a manner that conforms with the Business Plan:

                  3.1.1 DESIGN SERVICES. Continucare shall:

                           3.1.1.1  Identify, such architects, designers (the
architects and designers so selected are referred to herein as the "Project Architects"), engineers, contractors (the contractors so selected are referred to herein as the "Project Contractors"), and other specialists (collectively, the "Design Team") as Continucare deems best suited to prepare all construction drawings,


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surveys, materials specifications, architectural plans and drawings, elevations, construction models, engineering plans and drawings, approved plats and all other plans, drawings, studies or reports required for the construction of the Program Facility (the "Plans and Specifications") at the Club, including for the purchase and installation of the FF&E (the "FF&E Specifications") in conformity with the Business Plan and the highest professional, trade or industry standards relevant to such Plans and Specifications and FF&E Specifications.

                           3.1.1.2  Submit to Bally a proposal (the "Design
Plan"), which includes the completed preliminary design documents, a statement of the proposed contract sum, and a proposed schedule for completion of the Project Facility, and that conforms to the Business Plan, all applicable Governmental Requirements and the highest professional, trade or industry standards relevant to the Design Plan. Preliminary design documents shall consist of preliminary design drawings, outline specifications or other documents sufficient to establish the size, quality and character of the entire project, its architectural, structural, mechanical and electrical systems, and the materials and such other elements of the Project Facility as may be appropriate. Deviations from the Business Plan shall be disclosed in the Design Plan and are subject to Section 3.2.

                           3.1.1.3  Establish all operational and all
functional requirements of the Program Facility, including, without limitation, information systems, energy, signage, lighting, sound, communications, maintenance, personnel, data processing equipment and software, both for use by Bally and as criteria for the Program Facility to be used by the Project Architects and the Project Contractor in the preparation of the Plans and Specifications and the FF&E Specifications.

                           3.1.1.4  Advise and consult with the Project
Architects and the Project Contractor regarding various key building systems, including, without limitation, mechanical, electrical, plumbing and life safety.

                           3.1.1.5  Advise and consult with the Design Team in
the development of schematic, preliminary and working Plans and Specifications and in the selection and specifications of FF&E, wall and floor coverings, design and color, wall hangings, signage, art, accouterments, space planning requirements and functional design criteria and all other aesthetic and operational elements of design and other nonstructural elements of the Program Facility in a manner that conforms to existing design and nonstructural elements of the Club.

                           3.1.1.6  Ensure that Plans and Specifications are
consistent in all respects with the Business Plan and the highest applicable professional, trade and industry standards.

                           3.1.1.7  Review, critique and make recommendations
to Project Architects and the Project Contractor in the selection, purchase, ordering, installation and layout of the FF&E in accordance with the Plans and Specifications.

                           3.1.1.8  Use its best efforts to ensure that the
Design Team will prepare the Plan and Specifications in a manner that does not cause a reduction in, or otherwise diminish, the value of the Club or interfere with the services provided therein.

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                           3.1.1.9  Ensure all Governmental Requirements
applicable to design, construction and operation of the Program Facility are complied with by the Design Team, and make, or cause to be made, revisions in the Plan and Specifications or other documents required by the enactment or revision of any Governmental Requirements subsequent to the preparation of such documents.

                           3.1.1.10  Notify Bally in writing if Continucare,
any member of the Design Team, or another design professional retained to provide services on the Program Facility believes that implementation of any instruction received from Bally would cause a violation of any Governmental Requirement or would be inconsistent with the Business Plan or any applicable professional, trade or industry standard.

                           3.1.1.11  Advise and consult with Bally regarding
any and all relevant design, construction or operational standards necessary for optimal medical care, state licensure and federal conditions for participation in rehabilitation programs.

                  3.1.2 DEVELOPMENT SERVICES. Continucare shall:

                           3.1.2.1  Prepare in conjunction with qualified
professionals, cost estimators or contractors, the final Construction Budget, which shall be deemed to be the "Construction Budget" for purposes of this Agreement upon Bally's approval thereof in writing.

                           3.1.2.2  Promptly and diligently identify and inform
Bally of all Development Permits needed to commence construction of the Program Facility.

                           3.1.2.3  Upon Bally's approval of the Plan and
Specifications and the final Construction Budget, supervise the alteration of the Program Space in accordance with the Plans and Specifications.

                           3.1.2.4  Use its best efforts to ensure that all
work shall be performed by personnel who will not, either by the conduct of their work or by their presence on the Program Space, cause or lead to, directly or indirectly, any strike, picketing, handbilling, labor dispute, work slowdown or boycott (collectively, "Disruptions") affecting the Program Space, the Club, the building in which same is located, or any part thereof, and shall use its best efforts to cause personnel causing any Disruption to permanently leave the Program Space within six (6) hours after Bally's oral or written request therefor.

                           3.1.2.5  Use its best efforts to ensure that the
Design Team will not, nor permit their respective agents or employees to, interfere with access to or the use and operation of the Club by its staff and members or cause a reduction in, or otherwise diminish, the value of the Club or interfere with the services provided therein and shall use its best efforts to ensure each of them to observe all rules and regulations of such Club, including, but not limited to, the rules and regulations of the Club and restrictions on the hours of use, and rules and regulations imposed upon Bally by its landlord or any other agreement by which the Club may be bound, and upon Continucare's reasonable request, Bally shall provide Continucare a copy of the lease for


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such Club or such other documents which are necessary for Continucare to ascertain such rules and regulations.

                  3.1.3 Cooperate with the Facility Supervisor in performing the Design and Development Services described in this Section 3.1.

                  3.1.4 Notwithstanding anything to the contrary contained in this Section 3.1, Continucare shall perform the Design and Development Services for each Program Facility in a manner that complies with the terms of the lease for such Club and each Governmental Requirement affecting such Program Facility.

         3.2 MODIFICATIONS.

         Each of the Design and Development Services, including without limitation the Design Plan, the final Plans and Specifications and FF&E Specifications, shall conform with the Business Plan, and if Continucare, any of its employees or agents, or any member of the Design Team wishes to perform any Design and Development Service in a manner other than as provided in the Business Plan, Continucare shall first obtain Bally's written consent as set forth herein to modify the Business Plan to accommodate such proposed variation. Continucare shall inform Bally in writing of the requested modification ("Modification") and the reason Continucare requests such Modification. Bally and Continucare shall confer and discuss the Modification, and after conferring with Continucare, Bally shall inform Continucare in writing whether it approves or disapproves the Modification. Notwithstanding the foregoing, Bally shall not unreasonably disapprove of any Modification requested by Continucare which is required by a change in any applicable Governmental Requirement, provided, however, that with respect to any material modification required by a change in a Governmental Requirement, Bally may, in response thereto, elect to terminate such Business Plan. Any Modification, or portion thereof, approved by Bally shall be incorporated into the Business Plan described in Section 2.4.3.

         3.3  BALLY RESPONSIBILITIES

                  Notwithstanding anything to the contrary contained herein, Bally shall be responsible for each of the following:

                  3.3.1 Providing Continucare access to the Program Space approved in the Business Plan in order to supervise the development of the Program Facilities and ensuring that Continucare, its agents and employees, members of the Design Team, and surveyors and inspectors for any Governmental Authority, which must license or authorize such development, shall have any necessary rights of ingress and egress to the Program Facilities;

                  3.3.2 Selecting the Design Team, including without limitation the Project Architects and Project Contractors, negotiating any contracts engaging members of the Design Team and paying all fees negotiated with the Design Team, except as otherwise provided in the Business Plan or in any contract with any member of the Design Team. Notwithstanding anything to the contrary contained in this Agreement, Continucare shall not be required to


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become or be deemed (except pursuant to a written agreement) a party to any contract with any member of the Design Team.

                  3.3.3 Obtaining all Development Permits necessary to effect the construction of the Program Facility with the assistance of Continucare, and Bally shall undertake all reasonable efforts to act in compliance with such Development Permits.

         3.4 OPENING THE PROGRAM FACILITY. The Program Facility shall be opened to the public, and Program Services shall be provided, beginning on a date ("Opening Date") established by Continucare upon satisfaction of the following:
(i) the Project Architects have issued to Bally a certificate(s) of substantial completion confirming that the Program Facility has been substantially completed in accordance with the Plans and Specifications, (ii) the Project Contractor has issued to Bally a certificate(s) of substantial completion confirming that the FF&E has been substantially installed therein in accordance with the FF&E Specifications and the Plans and Specifications, (iii) all Operating Permits have been obtained, (iv) Continucare is satisfied that all operational systems have been established to the satisfaction of Continucare and any appropriate Governmental Authorities, (v) all other Governmental Requirements necessary to open, occupy and operate the Program Facility have been satisfied, and (vi) Bally's determination that the Program Facility complies with the Business Plan and the terms of this Agreement.

                                  ARTICLE FOUR
                 ADMINISTRATION, PLANNING AND OPERATION SERVICES

         4.1 ADMINISTRATION. Upon Bally's approval of any Business Plan, Continucare shall perform, or cause to be performed, each of the following (collectively, "Administration Planning Services") in a manner that conforms with the Business Plan:

                  4.1.1 Ensuring that, on or prior to the Opening Date, the Program Services comply with all applicable Governmental Requirements, professional conditions of participation and other guidelines and Laws established by the various Governmental Authorities regulating providers of Program Services.

                  4.1.2 Identifying all necessary or useful licenses, certifications, permits and operating approvals ("Operating Permits") for the existence, use or operation of the Program Facility and Program Services are required on or prior to the Opening Date and work with Governmental Authorities, third-party payors and others to secure any such Operating Permits.

                  4.1.3 Implementing the pre-opening community and patient education campaign under the Business Plan, including, but not limited to, direct sales, media and direct mail advertising, promotion, publicity and public relations permitted under applicable Governmental Requirements.

                  4.1.4 Recruiting, providing orientation to, training, supervising and advising as to the compensation of all Program Staff required on behalf of Bally, including all Program Staff

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to be utilized during the period from the date of approval of the Business Plan until the Opening Date in accordance with the approved Business Plan.

         4.2 PROGRAM SERVICES CONSULTATION. Prior to the Opening Date, Continucare shall plan and direct the development of Program Services to be provided at the Program Facility including, without limitation, development of the following:

                  4.2.1 the organizational structure of the Program;

                  4.2.2 programs and policies with respect to Program administration and patient care;

                  4.2.3 a structure for the Program Facilities that enables Bally to obtain the reimbursement to which it is rightfully entitled for services rendered to beneficiaries of third party payors from Medicare and any other third party payors; and

                  4.2.4 the scope and types of services to be provided in the Program and the reimbursability of various types of Program Services under Medicare, Medicaid and other insurance.

         4.3 PRE-OPENING ACQUISITION OF CAPITAL EQUIPMENT. Prior to the Opening Date, Continucare shall (i) review all intended acquisitions of capital equipment for the Program and advise Bally regarding the need and terms for such acquisitions and, if requested by Bally, negotiate the terms thereof with third parties. Bally acknowledges that in designing acquisition services under this
Section 4.3, if Continucare is acting solely as a procuring agent for Bally, then Continucare shall not be deemed a merchant as that term is defined in the Uniform Commercial Code (as adopted in the State of Illinois) and makes no warranty, express or implied with respect to equipment and supplies so ordered or acquired by Continucare on behalf of Bally, except as otherwise provided in this Agreement.

         4.4 COMPLIANCE WITH LAWS. Continucare shall design Program Services in a manner that complies with all Laws and other Governmental Regulations enacted by any Governmental Authority affecting the provision of the Program Services and any other operations at such Program Facility, including, without limitation, any of the foregoing which require the licensing or accreditation of physical therapists and other personnel, or which relate to physical therapy or other medical services, or the Americans with Disabilities Act, or the Occupational Safety and Health Act, or Medicare or similar Governmental Regulations whether or not any such Laws or other Governmental Regulations which may be hereafter enacted involve a change of policy on the part of the Governmental Authority enacting the same.

         4.5 PROHIBITION ON INDUCEMENTS. Notwithstanding anything to the contrary contained in this Agreement, neither party shall offer, pay or accept anything of value to any person to induce, encourage, or otherwise influence such person to refer patients of any governmentally-funded program, including Medicare and Medicaid, to any Program Facility, nor rely upon or use physicians or other health care professionals treating patients at any Program


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Facility or target any patients of such physicians or health care professionals in any direct marketing effort.

                                  ARTICLE FIVE
                                     PAYMENT

         In consideration of the services provided by Continucare hereunder, Bally shall pay Continucare:

                  5.1.1 Upon Bally's approval of a Business Proposal in accordance with Section 2.4 with respect to Program Services to be provided at a Program Facility, a fee of $10,000, which shall be paid in two installments of $5,000 each by no later than the fifth business day of each of the next two succeeding full calendar months after Bally's written approval of such Business Proposal.

                  5.1.2 Within five business days of the Opening Date of any Program Facility, a fee of $5,000.

         5.2 REIMBURSABLE EXPENSES. Bally shall pay for the out-of-pocket, reimbursable expenses incurred by Continucare with respect to each Program Facility; provided, however, that Continucare shall provide Bally satisfactory documentation with respect to the nature and cost of each such reimbursable expense and the aggregate amount of such reimbursable expenses for a Program Facility shall not exceed the projected amount of reimbursable expenses approved on the Business Plan for such Program Facility.

                                   ARTICLE SIX
                        TERM AND TERMINATION OF AGREEMENT

         6.1 TERM. The term of this Agreement shall be for a period of three years commencing on the Effective Date and terminating on the third anniversary of the Effective Date (the "Initial Term"), unless terminated earlier as permitted herein. Thereafter, the Agreement shall automatically renew for successive three (3) year terms unless terminated earlier, in whole or in part, by either Party as permitted herein.

         6.2 TERMINATION.  This Agreement may be terminated as follows:

                  6.2.1 MASTER OR REGIONAL TERMINATION BY MUTUAL CONSENT. The Parties and their respective Affiliates may terminate this Agreement and/or any Other Agreement generally or with respect to any Region or portion thereof by mutual consent, and such termination shall be effective ninety (90) days after a written consent is signed by the Parties.

                  6.2.2 TERMINATION WITHOUT CAUSE.

                           6.2.2.1 IDENTIFICATION OF AREAS; PREPARATION OF
REGIONAL PROPOSALS. At any time on or after the third anniversary of the Effective Date of this Agreement, Bally may, without cause, terminate, in whole or in part, the appointment of Continucare pursuant to clauses (i) and (ii) of
SECTION 1.1 to identify Areas where Program Services might be provided and to prepare

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Regional Proposals, provided sixty (60) days' prior written notice of its intent to terminate such appointment has been provided to Continucare by Bally.

                           6.2.2.2  PROGRAM FACILITIES TERMINATION. Subject to
the provisions of Section 6.3, at any time on or after third anniversary of the Effective Date of this Agreement, (i) Bally and its Affiliates may terminate this Agreement and/or any Other Agreement with respect to any or all Program Facilities upon one hundred eighty (180) days written notice to Continucare and
(ii) Continucare and its Affiliates may terminate this Agreement and/or any Other Agreement with respect to any or all Program Facilities upon one years written notice to Bally.

                  6.2.3 TERMINATION FOR CAUSE.

                           6.2.3.1 MASTER TERMINATION.  The Party indicated
below and its Affiliates shall have the right to terminate this Agreement and/or the Other Agreements, in their entirety or, at the option of the terminating Party and its Affiliates, with respect to one or more Program Facilities or one or more Regions, upon five (5) business days' notice (or such other notice as required by this subsection 6.2.3.1) to the other Party in the event of any of the following (collectively, "Master Termination Events"):

                                    6.2.3.1.1 By one Party and its Affiliates
after a material breach by the other Party of any representation, warranty or covenant of this Agreement, other than a breach arising out of the events or circumstances set forth in Section 6.2.3.2 or Section 6.2.3.3 provided such breach is not cured within thirty (30) days after provision of written notice by the other Party specifying such breach with particularity.

                                    6.2.3.1.2 By one Party after (i) a general
assignment by the other Party or its Parent for the benefit of creditors, (ii) an involuntary case or other proceeding shall be commenced against, or a court having jurisdiction shall enter a decree or order for relief in respect of, the other Party or its Parent in an involuntary case or other proceeding under any applicable bankruptcy, insolvency or other similar Law now or hereinafter in effect or any other federal, state or foreign Law, and the petition shall not be dismissed within sixty (60) days after commencement of such case, (iii) the decree or order of a court having jurisdiction for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the other Party or its Parent shall be entered or an interim receiver, trustee or other custodian of the other Party or its Parent or of a substantial part of its property shall be appointed, or a warrant of attachment, execution or similar process against any substantial part of the property of the other Party or its Parent shall be issued, and such event shall not be stayed, vacated, dismissed, bonded or discharged within sixty (60) days of entry, appointment or issuance; or (iv) the other Party or its Parent shall have an order for relief entered with respect to it or commence a voluntary case under any applicable bankruptcy, insolvency or other similar law, now or hereafter in effect or shall consent to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking of possession by a receiver, trustee or other custodian of a substantial party of its property.

                                    6.2.3.1.3 By one Party after the exclusion
of the other Party from participation in the Medicare or Medicaid programs or conviction of the other Party or any of its officers of a felony.

                           6.2.3.2  PROGRAM FACILITY TERMINATION. The Party
indicated below and its Affiliates shall be permitted to terminate this Agreement and/or any Other Agreements with respect to a particular Program Facility in the event of any of the following (collectively, "Program Termination Events"):

                                    6.2.3.2.1 By either Party and its
Affiliates, in the event a casualty or Force Majeure shall preclude or materially impair provision of Program Services at such Program Facility for a period of sixty (60) or more consecutive days or ninety (90) days within any twelve (12) month period.

                                    6.2.3.2.2 By Bally and its Affiliates, if
Bally and its Affiliates shall (i) substantially discontinue the operation of a health and fitness center at the Club at which the Program Facility is located or (ii) no longer own one hundred percent (100%) of the equity interest in the Club at which any Program Facility is located.

                                    6.2.3.2.3 By either Party and its
Affiliates, if Bally or its Affiliates for any reason, whether by contract, law or regulation, or other binding agreement, instrument or order, is precluded or materially impaired from providing the Program Facilities or Program Services at a Club.

                                    6.2.3.2.4 By either Party and its
Affiliates, if there is a change in licensing requirements, Bally Regulations or private insurer or governmental reimbursement for Program Facilities or for Program Services at a Club that has a material adverse effect on the economic benefits of a Program to either Party; provided that prior to such notice of termination, such Party has given written notice of its intent to terminate on such basis, and such Party shall have sought to engage in good faith negotiations with the other Party for a period of thirty (30) days in order to modify the Agreement to achieve economic viability of the Program for both Parties.

                                    6.2.3.2.5 By one Party and its Affiliates
if the other Party has been excused from performance under Section 6.6 and such non-performance continues for a period of sixty (60) or more consecutive days or ninety (90) days within any twelve (12) month period.

                                    6.2.3.2.6 By Bally and its Affiliates if
any Pre-Opening Benchmark with respect to such Program Facility shall not be met unless such delay is cured within thirty (30) days of the original Pre-Opening Benchmark deadline, or, if such delay is not cured within such 30-day period and Continucare is making all reasonable efforts and is acting in good faith to promptly cure such delay, within one hundred twenty (120) days of the original Pre-Opening Benchmark deadline provided, however, that Continucare shall not have any right to cure a delay that has or will have material adverse consequence upon the Program Facility or Program Services.

                           6.2.3.3 PROGRAM FACILITY OR REGION TERMINATION.
Bally and its Affiliates shall be permitted to terminate this Agreement and/or the Other Agreements with respect to a particular Region or any or all Program Facilities within such Region in the event of any of the following (collectively, "Regional Termination Events"):

                                    6.2.3.3.1 Pursuant to subsection 6.2.3.2,
Bally and its Affiliates shall have the right to terminate this Agreement with respect to more than one-half (by number) of the Program Facilities within such Region.

                                    6.2.3.3.2 Bally shall not have received any
payments of Capital Returns pursuant to Section 5.1.3 for such Region (i) for any period of more than 89 consecutive days, commencing on or after the date which is the 210 day anniversary of the Opening Date of the First Program Facility in such Region or (ii) at any one or more points in time, Bally shall not have received payment in full of the aggregate Capital Expenses for such Region for all Program Facilities as to which two or more years have passed since their Opening Date. This Section only provides a right of termination and does not create or purport to create any guarantee by Continucare of any payments of Capital Returns, and Bally shall exercise its right of termination in accordance with this Section in its sole business judgment.

                                    6.2.3.3.3. Bally shall not have received
any Net Excess Cash Flow ursuant to Section 5.1.7 for such Region for any period of more than 89 consecutive days commencing on or after the date which is the 390 day anniversary after the Opening Date of the first Program Facility in such Region. This Section only provides a right of termination and does not create or purport to create any guarantee by Continucare of any Net Excess Cash Flow, and Bally shall exercise its right of termination in accordance with this Section in its sole business judgment.

                           6.2.3.4 REGION TERMINATION. Either Party and its
Affiliates shall be permitted to terminate this Agreement and/or the Other Agreements with respect to any or all Regions upon notice given at any time within 180 days after a Continucare Change of Control or a Bally Change of Control, provided such termination may not become effective until 180 days after written notice to the other Party of such intention to terminate.

         6.3 OBLIGATIONS FOLLOWING TERMINATION.

                  6.3.1 Termination of this Agreement, in whole or in part, pursuant to Sections 6.2.1, 6.2.2 or 6.2.3 or the terms of this Section 6.3 shall not affect or negate any obligations of either Party to the other arising prior to termination.

                  6.3.2 Continucare shall, upon the termination (by Bally, Continucare or operation of law), in whole or in part, of this Agreement in its entirety or with respect to any one or more Regions or Program Facilities, as well as any Program Services or other services provided by Continucare hereunder, vacate, upon and as provided by Bally's direction, such Program Facility, and cooperate and assist with Bally in effecting an orderly transition with respect to each such Region or Program Facility with respect to which Continucare's services are being provided, and such Program Services or other services, including without limitation providing Bally, for a period of one hundred eighty (180) days after such termination, cooperation and assistance with the transfer to Bally of, or otherwise enabling Bally to use and, where possible, obtain for use after such 180-day period, any information, records, copyrights, trademarks, patents, licenses or other intellectual properties necessary or useful for operating each such Region or Program Facility or providing such Program Services or other services from and after such termination, and Bally shall reimburse Continucare for such reasonable costs incurred hereunder.

                  6.3.3 The Parties' obligations under Section 8.5 shall survive indefinitely.

         6.4 REMEDIES. The remedies set forth in this Agreement shall be in addition to all other remedies available to the Parties at law or in equity. In addition to providing a right of termination, the occurrence of any event described in Section 6.2.3.1.2 or Section 6.2.3.1.4 shall constitute a breach of this Agreement by the Party which caused such event to occur.

         6.5 NO WAIVER. No waiver of any covenant, condition, representation or warranty or of the breach of any covenant, condition, representation or warranty to be performed by either Party shall be taken to constitute a waiver of any subsequent breach of such covenant, condition, representation or warranty by such Party nor to justify or authorize the non-observance on any other occasion of the same or of any other covenant, condition, representation or warranty in this Agreement.

         6.6 FORCE MAJEURE. Either Party shall be excused for failures and delays in performance of its respective obligations under this Agreement, including without limitation obtaining any necessary licenses or certifications, due to any cause beyond the control and without the fault of such Party, including without limitation, any act of God, war, riot, or insurrection, law or regulation, strike, governmental inaction or delay, flood, hurricane, fire, explosion or inability due to any of the aforementioned causes to obtain necessary labor, materials or facilities ("Force Majeure"). This provision shall not, however, release the Party from using commercially reasonable efforts to avoid or remove such cause and the Party shall continue performance hereunder with the utmost dispatch whenever such causes are removed. Upon claiming any such excuse or delay for nonperformance, the Party shall give prompt written notice thereof to the other Party.

                                  ARTICLE SEVEN
                         REPRESENTATIONS AND WARRANTIES

         7.1 REPRESENTATIONS AND WARRANTIES OF CONTINUCARE. Continucare hereby represents and warrants to Bally, as of the date of this Agreement and the date of each amendment to Schedule 1.1 and Schedule C hereto, as follows:

                  7.1.1 ORGANIZATION. Continucare is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

                  7.1.2 CAPACITY; AUTHORITY; VALIDITY. Continucare has all necessary corporate power and authority to enter into this Agreement, and each agreement contemplated hereunder, and to perform, or cause to be performed, all of its obligations under this Agreement and each agreement contemplated hereunder. This Agreement and each agreement contemplated hereunder, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of Continucare and this Agreement has been duly executed and delivered by Continucare and constitutes the valid and binding obligation of Continucare, enforceable in accordance with its terms (except as such enforcement may be limited by Continucare's bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally).

                  7.1.3 CONFLICTS; DEFAULTS. Neither the execution and delivery of this Agreement or any other document contemplated hereby by Continucare nor the consummation of any transaction contemplated hereby by Continucare will (i) conflict with, result in a breach of, constitute a default under, or accelerate the performance required by the terms of any contract, instrument or commitment to which Continucare is a party or by which Continucare is bound, (ii) violate the charter or by-laws of Continucare, (iii) require any consent or approval under or violate any judgment, order, decree, permit or license to which Continucare is party or by which Continucare is bound, or (iv) require the consent or approval of any Governmental Authority or other party to any contract, instrument or commitment to which Continucare is party or by which it is bound, except as have been obtained.

         7.2 REPRESENTATIONS AND WARRANTIES OF BALLY. Bally hereby represents and warrants to Continucare, as of the date of this Agreement and the date of each amendment to Schedule 1 and Schedule C hereto, as follows:

                  7.2.1 ORGANIZATION. Bally is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  7.2.2 CAPACITY; AUTHORITY; VALIDITY. Bally has all necessary corporate power and authority to enter into this Agreement, and each agreement contemplated hereunder, and to perform all of its obligations under this Agreement and each agreement contemplated hereunder. This Agreement and each agreement contemplated hereunder, and the consummation by Bally of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of Bally, and this Agreement has been duly executed and delivered by Bally and constitutes the valid and binding obligation of Bally, enforceable in accordance with its terms (except as such enforcement may be limited by Bally's bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally).

                  7.2.3 CONFLICTS; DEFAULTS. Neither the execution and delivery of this Agreement by Bally nor the consummation of any transaction contemplated hereby by Bally will (i) conflict with, result in a breach of, constitute a default under, or accelerate the performance required by the terms of any contract, instrument or commitment to which Bally is a party or by which Bally is bound, (ii) violate the charter or by-laws of Bally, (iii) require any consent or approval under or violate any judgment, order, decree, permit or license to which Bally is a party or by which Bally is bound, or (iv) require the consent or approval of any Governmental Authority or any party to any contract, instrument or commitment to which Bally is a party or by which it is bound, except as contemplated to be obtained pursuant to this Agreement.

                                  ARTICLE EIGHT
                                  OTHER MATTERS

         8.1. CONFIDENTIALITY; NON-DISCLOSURE.

                  8.1.1 CONFIDENTIALITY. Each Party agrees that it will not before, during or after the term of this Agreement, permit the duplication, use or disclosure of any Confidential Information of the other Party to any person (other than its own employees, agents, Representatives or those members of the Design Team who must have such information for the performance of such Party's obligations hereunder), unless such duplication, use or disclosure is specifically authorized by the other Party. The Parties acknowledge and agree that a Party's Confidential Information shall be deemed a trade secret of such Party. Confidential Information shall not include any information which, at the time of disclosure, (i) is generally known by the public or generally known within the respective Parties' industries, (ii) was in the recipient's possession free of any obligation of confidentiality at the time of the disclosing Party's communication thereof to the recipient, (iii) was communicated to the recipient free of any obligation of confidentiality subsequent to the time of the disclosing Party's communication thereof, (iv) was communicated to the recipient by a third party free of any obligation of confidentiality or (v) was developed by employees or contractors of the recipient independently of, and without reference to, any of the information of the disclosing Party.

         If Confidential Information is subject to disclosure pursuant to any order, decree, subpoena or other validly issued judicial or administrative process or is otherwise required by law to be disclosed, the Party required to disclose such Confidential Information may do so provided that such Party promptly notifies the other Party of its intention to do so that the non-disclosing Party may seek to obtain a protective order or other appropriate relief from disclosure.

         Each Party shall explicitly inform each employee, agent, Representative, supplier, contractor, subcontractor or members of the Design Team who will have access to any Confidential Information of the confidential nature of such information. Each Party shall be responsible for the actions of its employees, agents, Representatives, suppliers, contractors, including without limitation, members of the Design Team, and subcontractors.

         Without limiting the foregoing, Continucare shall not reproduce, release or in any way make available or furnish, either directly or indirectly, to any Person at any time, any information concerning the members of the Club or any facility owned or operated by Bally or its Affiliates. Continucare agrees not to use the information concerning such members in any manner except to perform its obligations under this Agreement. Continucare shall at all times maintain any information, including lists, relating to such members physically separate and distinct from any information Continucare may maintain that is unrelated to this Agreement.

         Each Party shall immediately report to the other any knowledge which such Party has with respect to any attempt by any Person to duplicate, use or disclose Confidential Information in violation of this Agreement.

         Each Party shall use its best efforts to maintain the security of the Confidential Information.

                  8.1.2 NON-DISCLOSURE. Continucare agrees that neither it nor its Affiliates or Representatives shall issue any press releases, announcements or other disclosures (whether broadcast, print or otherwise) relating to this Agreement, its terms or otherwise or the services arising hereunder including, without limitation, in any marketing to prospective customers of Continucare or its Affiliates or to prospective recipients of Program Services, without the prior written approval of Bally.

                  8.1.3 FEDERAL SECURITIES LAWS. Continucare acknowledges that it is (i) aware that the United States securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities and (ii) familiar with the Exchange Act and the rules and regulations promulgated thereunder, and agrees that it will neither use, nor permit any third party to use, any Confidential Information or other material non-public information relating to Bally or its Affiliates in contravention of such Act or any such rules and regulations, including without limitation, Rules 10b-5 and 14e-3.

         8.2 EXCLUSIVITY OF CONTINUCARE RELATIONSHIP. Continucare shall not engage in (i) any National Competitive Activities at any time prior to the expiration of the Initial Term of this Agreement, (ii) any Regional Competitive Activities with respect to any Region at any time prior to the date which is (A) one year from the date upon which this Agreement is terminated with respect to such Region by Bally in accordance with Section 6.2.3 or by Continucare or (B) six months from the date upon which Bally terminates this Agreement with respect to the entirety of such Region in accordance with Section 6.2.2, and (iii) any Local Competitive Activities with respect to any Program Facility at any time prior to the date which is (A) one year from the date upon which this Agreement is terminated with respect to such Program Facility in accordance with Section
6.2.3 or by Continucare or (B) six months from the date upon which Bally terminates this Agreement with respect to such Program Facility in accordance with Section 6.2.2.

         8.3 TRADEMARKS.

                  8.3.1 BALLY TRADEMARKS. For the term of this Agreement, Bally hereby grants Continucare a limited right to use the Bally Trademarks in any Region in which any Program Facilities operate, solely to be included in materials approved in advance in writing by Bally which are to be used in connection with each approved Program Facility and the related Program Services. None of Continucare or its Affiliates or Representatives shall at any time do or cause to be done any act, directly or indirectly, contesting or in any way impairing either the validity or ownership by Bally, or its Affiliates, of the Bally Trademarks. Continucare acknowledges

Bally's exclusive right, title and interest, or that of Affiliates of Bally, as the case may be, in and to the Bally Trademarks. Every permitted use of the Bally Trademarks shall inure to the sole benefit of Bally.

                  8.3.2 CONTINUCARE TRADEMARKS. For the term of this Agreement, Continucare hereby grants Bally a limited right to use the Continucare Trademarks in any Region in which any Program Facilities operate, solely to be included in the materials approved in advance in writing by Continucare which are to be used in connection with each approved Program Facility and the related Program Services. None of Bally or its Affiliates or Representatives shall at any time do or cause to be done any act, directly or indirectly, contesting or in any way impairing either the validity or ownership by Continucare, or its Affiliates, of the Continucare Trademarks. Bally acknowledges Continucare's exclusive right, title and interest, or that of Affiliates of Continucare, as the case may be, in and to the Continucare Trademarks. Every permitted use of the Continucare Trademarks shall inure to the sole benefit of Continucare.

         8.4 SUBORDINATION. If any Club is leased or subleased to Bally or its Affiliates as tenant or subtenant or if Bally's, or its Affiliates' operation of any Club is subject to any management or other operating agreement, then those provisions herein related to any Program Facility to be located at such Club, shall be subject and subordinate to each and every term and condition of such lease, sublease and/or each and every other agreement which binds Bally or its Affiliates or pertains to the Club.

         8.5 INDEMNIFICATION.

                  8.5.1 BY CONTINUCARE. Continucare shall be liable to and shall defend, indemnify and hold Bally and its Affiliates, and their respective officers, directors, employees, agents, Representatives and permitted assigns, harmless from and against any and all Losses incurred by reason of or related to
(i) the breach by Continucare of any representation, warranty or covenant hereunder or under any Other Agreement, or (ii) any claim by a Person to whom Program Services are provided or any third party arising out of the design or development of any Program Facility or Program Services.

                  8.5.2 BY BALLY. Bally shall be liable to and shall defend, indemnify and hold Continucare and its Affiliates, and their respective officers, directors, employees, agents, Representatives and permitted assigns harmless from and against any and all Losses incurred by reason of Bally's breach of any representation, warranty or covenant hereunder or under any Other Agreement.

         8.6 INDEMNIFICATION PROCEDURES. If any person or entity entitled to indemnification under this Agreement (as "Indemnified Party") asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action or proceeding by any person or entity who is not a party to this Agreement or an Affiliate of such a party hereto against such Indemnified Party, against which a party to this Agreement is required to provide indemnification hereunder (an "Indemnifying Party"), the Indemnified Party shall give written notice together with a statement of any available information regarding such claim to the Indemnifying Party within thirty (30) days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim). The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the "Defense Notice") within thirty
(30) days after receipt of the notice of such claim, which Defense Notice shall specify the counsel it will appoint to defend such claim, to conduct at its expense the defense against such claim in its own name, or if necessary, in the name of the Indemnified Party. The Indemnified Party shall have the right to approve such defense counsel, which approval shall not be unreasonably withheld. If the Indemnifying Party fails to give the Defense Notice, it shall be deemed to have elected not to conduct the defense of the subject claim and, in such event, the Indemnified Party shall have the right to conduct such defense in good faith and to compromise and settle such claim without prior consent of the Indemnifying Party, and the Indemnifying Party will be liable for all Losses paid or incurred in connection therewith.

         If the Indemnifying Party does elect to conduct the defense of the subject claim, the Indemnified Party shall cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested by it, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing, provided that the Indemnified Party shall not have the right to compromise or settle the claim. Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any claim or cease to defend against such claim, if pursuant to or as a result of such settlement or cessation, (i) injunctive or other equitable relief would be imposed against the Indemnified Party or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. The Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim to the extent that claim seeks an order, injunction or other equitable relief against the Indemnified Party which, if successful, could materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party (and the cost of such defense shall constitute a Loss for which the Indemnified Party is entitled to indemnification hereunder). If a firm decision is made to settle a claim, which offer the Indemnifying Party is permitted to settle under this Section 8.6, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnified Party to that effect. If the Indemnified Party fails to consent to such firm offer within thirty (30) calendar days after its receipt of such notice, the Indemnified Party may continue to contest or defend such claim and, in such event, the maximum liability of the Indemnifying Party as to such claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnified Party through the end of such 30-day period.

         Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder.

         Failure to give timely, accurate or complete notice under this Section
8.6 or Section 8.7 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, the Party entitled to receive such notice was directly and materially damaged.

         8.7 DIRECT CLAIMS. The Parties intend that all direct claims by an Indemnified Party not arising out of third party claims shall be subject to and benefit from the provisions of Section 8.5. Any such claims shall be asserted by giving the Indemnifying Party notice thereof, whereupon the Indemnifying Party will have thirty (30) days within which to satisfy such direct claim. If the Indemnifying Party does not so satisfy such claim, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue all such remedies as may be available to it under Section 8.5 or otherwise.

         8.8 INSURANCE. Continucare shall obtain and maintain in full force and effect, at its sole cost and expense, the following insurance coverage ("Required Coverage") from an insurance carrier with a rating from Best of "B+" or better with respect to each Program Facility from and after the date of Bally's approval of the Business Plan for such Facility: (a) comprehensive general liability insurance, including insurance against assumed or contractual liability, with respect to each Program Facility, with a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence, Three Million Dollars ($3,000,000) in aggregate and Four Million Dollars ($4,000,000) in umbrella coverage with respect to bodily injury, personal injury, death, professional liability and property damage, and shall name Bally as an additional insured on such coverage; (b) worker's compensation insurance as required by law; and (c) professional liability insurance coverage in such coverage amounts and with such insurance companies as shall be acceptable to Bally in its reasonable discretion; provided, however, that in no event shall such professional liability insurance coverage be less than One Million Dollars ($1,000,000) per occurrence. The Required Coverage shall specify Bally and its Affiliates as named insureds and shall be on such other terms as the Facility Supervisor or Bally requests. If Continucare obtains a claims-made professional liability insurance policy hereunder, Continucare shall purchase and maintain, a Continucare's sole cost and expense, extended coverage protection (commonly known as "tail coverage") insurance for not less than a period of twenty-one
(21) years after the earlier of either the termination or expiration of this Agreement to assure protection against claims made after Continucare's professional liability insurance coverage under this Agreement has expired. A certificate of each such policy, together with a photocopy of each policy, shall be deposited with Bally prior to the commencement of construction of the Program Facility, together with a certification of the insurer that such coverages shall not be amended, modified, canceled or reduced without at least thirty (30) days written notice to Bally. Prior to the expiration or termination of any such policy, Continucare shall deliver to Bally a certificate of the new or renewal policy, together with a copy of the rider covering the Program Facility. In the event Continucare shall not obtain or fail to maintain any aspect of the Required Coverage, Bally may (without demand or notice) obtain such coverage on such terms as it shall see fit, with the costs thereof to be immediately due to Bally from Continucare.

         8.9 PRIVATE INSURERS. If either Party desires to establish a program for providing rehabilitation services for which it shall be reimbursed by private insurers or other third party payors, the other Party shall undertake all reasonable efforts to cooperate in establishing such a program.

         8.10 NOTICES. Any notice, request, demand, approval or consent given or required to be given under this Agreement shall be in writing and shall be deemed to have been given on the fifth (5th) business day following the date on which the same shall have been mailed by United States registered or certified mail, return receipt requested, or one (1) business day following deposit with a nationally recognized overnight courier service, with all postal charges prepaid, addressed as follows:

         To Bally:                  BFIT Rehabilitation Services, Inc.
                                    c/o Bally Total Fitness Corporation
                                    8700 West Bryn Mawr Avenue
                                    Second Floor
                                    Chicago, Illinois 60631
                                    Attention:  Chief Financial Officer

                  With a copy to:   Bally Total Fitness Corporation
                                    8700 West Bryn Mawr Avenue
                                    Second Floor
                                    Chicago, Illinois 60631
                                    Attention: General Counsel

         To Continucare:            Continucare Corporation
                                    100 S.E. Second Street
                                    36th Floor
                                    Miami, Florida 33132
                                    Attention: Susan Tarbe, Esq.

                  With a copy to:   Gardner, Carton & Douglas
                                    1301 K Street, N.W.
                                    Suite 900, East Tower
                                    Washington, DC 20005-3317
                                    Attention: Christopher L. White, Esq.

         Either Party may, at any time, change its address for the above purposes by sending a notice to the other Party in accordance with the terms hereof, but such notice of change of address shall only be effective upon receipt.

         8.11 GOVERNING LAW. This Agreement shall be deemed to have been made and entered into in and shall be interpreted in accordance with the laws of the State of Illinois.

         8.12 SEVERABILITY. If any part of this Agreement should be held void or unenforceable, such part shall be treated as severable, leaving valid the remainder of this Agreement, notwithstanding the part or parts found void or unenforceable.

         8.13 ACCESS TO RECORDS. In accordance with 42 U.S.C. ss. 1395 x(v)(1)(i) and 42 C.F.R. Part 420, Subpart D, Section 420.300 et seq., Continucare shall, until the expiration of four (4) years after the furnishing of Medicare reimbursable services pursuant to this Agreement, upon proper written request, allow the Comptroller General of the United States, the Secretary of Health and Human Services, and their duly authorized representatives access to this Agreement and Continucare's books, documents and records necessary to certify the nature and extent of costs of Medicare reimbursable services provided under this Agreement.

         In accordance with the above-referenced statute and regulations, if Medicare reimbursable services provided by Continucare under this Agreement are carried out by means of a subcontract with any organization related to Continucare, and such related organization provides services the costs or value of which is Ten Thousand Dollars ($10,000.00), or more over a twelve (12) month period, then the subcontract between Continucare and the related organization shall contain a clause comparable to the clause specified in the preceding paragraph.

         8.14 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which together shall constitute one Agreement.

         8.15 ENTIRE AGREEMENT. Other than the Other Agreements, this Agreement contains the entire agreement of the Parties with respect to the subject matter hereof and may not be amended or modified except in writing signed by both Parties.

         8.16 ASSIGNMENT. Bally desires Continucare to manage the Program based upon Continucare's expertise in identifying, designing, developing and operating Program Facilities, thus Continucare shall not assign this Agreement, in whole or in part, nor sublicense any part or all of it, except to a wholly-owned subsidiary of Continucare, without the prior written notice consent of Bally. This Agreement may be assigned by Bally to any entity succeeding to all or substantially all of Bally's operations or any wholly-owned, directly or indirectly, subsidiary of Bally Total Fitness Corporation.

         8.17 BINDING EFFECT. This Agreement is binding upon the Parties hereto and upon all successors in interest and permitted assigns, and shall inure to the benefit of each of them.

         8.18 DISCRIMINATION. Neither Party shall discriminate against any individuals on the basis of race, religion, age, sex, disability, or national origin.

                                  ARTICLE NINE
                                   DEFINITIONS

         "Administrative Planning Services" has the meaning ascribed to it in
Section 4.1.

         "Affiliate" has the meaning accorded such term in Regulation S-X promulgated under the Exchange Act.

         "Area" has the meaning as ascribed to it in Section 2.1.

         "Bally Change of Control" means any Change of Control with respect to Bally in which the Person that acquires control of Bally is, directly or indirectly, engaged in providing rehabilitation services (exclusive, however, of any Person that derives less than ten percent (10%) of its revenues or ten percent (10%) of its net income from such rehabilitation services).

         "Bally Regulations" means all bylaws, policies, rules and regulations of Bally and its Affiliates.

         "Bally Trademarks" means all trademarks owned or licensed by Bally or its Affiliates which are from time to time designated in writing by Bally to Continucare.

         "Business Plan" has the meaning ascribed to it in Section 2.4.3.

         "Business Proposal" has the meaning ascribed to it in Section 2.3.

         "Capital Expenses" means all expenses incurred in designing, constructing or opening a Program Facility, including, without limitation, those incurred under the Physical Development Budget, which may be capitalized under generally accepted accounting principles.

         "Capital Return" has the meaning ascribed to it in Section 5.1.3.

         "Change of Control" means the occurrence of any of the following: (i) any sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidations) in one or a series of related transactions, of all or substantially all of the assets of a Party or its Parent to any "person" (as defined in Section 13(d) of the Exchange Act) or "group" (as defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act); (ii) the adoption of a plan for the liquidation or dissolution of a Party or its Parent other than a liquidation or dissolution that results in substantially all of the assets of such Party being held by its Parent; (iii) a Party or its Parent consolidates with, or merges with or into, another "person" (as defined above) or "group" (as defined above) in a transaction or series of related transactions in which the stock of such Party is converted into or exchanged for cash, securities or other property;
(iv) the consummation of any transaction or series of related transactions (including, without limitation, by way of merger or consolidation) the result of which is that any "person" (as defined in Rule 13d-3 under the Exchange Act) or "group" (as defined above) becomes the "beneficial owner" (as defined above) of more than 30% of the voting power of the Voting Stock of a Party or its Parent, or (v) during any consecutive two-year period, the first day on which a majority of the members of the board of directors of a Party or its Parent who were members of such board of directors at the beginning of such period are no longer members of such board of directors.

         "Clubs" has the meaning ascribed to it in the Recitals hereto.

         "Confidential Information" shall mean any information or data disclosed by a Party or its employees or Representatives (the "Disclosing Party") to the other Party (the "Recipient") under or in contemplation of this Agreement, any Other Agreement or any other agreement between or among the Parties or their Affiliates and (a) which, if in tangible form or other media that can be converted to readable form, is clearly marked as proprietary, confidential or private when disclosed, (b) which, if oral or visual, is identified as proprietary, confidential or private on disclosure and upon request is summarized in a writing so marked and delivered within ten (10) days following such disclosure or (c) all analyses, compilations, studies, or other documents, records or data prepared by Recipient or any of its Representatives which contain or otherwise reflect or are generated from information and documents specified in clauses (a) and (b).

         "Continucare Change of Control" means any Change of Control with respect to Continucare in which the Person that acquires control of Continucare is, directly or indirectly, engaged in the management, operation or control of health and fitness centers (exclusive, however, of any Person that derives less than ten percent (10%) of its revenues or ten percent (10%) of its net income from such health and fitness centers).

         "Continucare Trademarks" means all trademarks owned or licensed by Continucare or its Affiliates which are from time to time designated in writing by Continucare to Bally.

         "Current Month" has the meaning ascribed to it in Section 5.1.

         "Defense Notice" has the meaning ascribed to it in Section 8.7.

         "Design and Development Services" has the meaning ascribed to it in
Section 3.1.

         "Design Plan" has the meaning ascribed to it in Section 3.1.1.2.

         "Design Team" has the meaning ascribed to it in Section 3.1.1.1.

         "Development Permits" means all necessary or useful licenses, certifications, permits and operating approvals for the design, development or construction of the Program Facility that are required on or prior to the Opening Date.

         "Disruption" has the meaning ascribed to it in Section 3.1.2.4.

         "Effective Date" shall mean February 10, 1997.

         "Exchange Act" means the Securities Exchange Act of 1934.

         "Facility Supervisor" means the person designated as such supervisor in writing by Bally to Continucare with respect to each Program.

         "FF&E" means all furniture, furnishings, equipment, and fixtures, including computers, housekeeping items, athletic equipment and medical equipment, necessary or appropriate to operate the Program Facilities in conformity with this Agreement and any Governmental Requirements.

         "FF&E Budget" has the meaning ascribed to it in Section 3.1

         "FF&E Specifications" has the meaning ascribed to it in
Section 3.1.1.1.

         "Force Majeure" has the meaning ascribed to it in Section 6.6.

         "Governmental Authority" means the United States, any state, county, parish or other political subdivision in which a Program Facility is or shall be located, and any court or political subdivision, agency, commission, board or instrumentality or officer thereof, whether federal, state, local, having or exercising a jurisdiction over the Parties.

         "Governmental Requirements" means all Laws and agreements with any Governmental Authority that are applicable to the acquisition, development, construction and operation of the Program Facility, including, without limitation, the Americans with Disabilities Act of 1990, as amended.

         "Indemnified Party" has the meaning ascribed to it in Section 8.6.

         "Indemnifying Party" has the meaning ascribed to it in Section 8.6.

         "Initial Term" has the meaning ascribed to it in Section 6.1.

         "Law" means any statute, ordinance, promulgation, law, treaty, rule, regulation, code, judicial or administrative precedent or order of any court or any other Governmental Authority.

         "Local Competitive Activities" means (i) assisting or engaging in the identification, design, planning, development, administration, operation or establishment of any other rehabilitation center, whether or not Medicare-Certified, within five miles of any Program Facility or (ii) holding, directly or indirectly, any equity interest in (exclusive of passive beneficial ownership, in the aggregate, of up to five percent (5%) of the outstanding equity interests in any publicly traded entity), any corporation or other entity engaged in the activities described in clause (i).

         "Losses" means any liabilities (whether contingent, fixed or unfixed, liquidated or unliquidated, or otherwise), obligations, deficiencies, demands, claims, suits, actions, or causes of actions, assessments, losses, costs, expenses, interest, fines, penalties, actual or punitive damages or costs or expenses of any and all investigations, proceedings, judgment, settlements and compromises (including fees and expenses of attorneys, accountants and other experts), without regard to whether such Losses would be deemed material under this Agreement.

         "Management Fees" means the fees accruing under Section 4.1 of each Management Services Agreement.

         "Management Services Agreements" means each Management Services Agreement substantially in the form of Exhibit A attached hereto.

         "Management Services Payment Agreements" means each Management Services Payment Agreement substantially in the form of Exhibit B attached hereto.

         "Master Termination Events" has the meaning ascribed to it in
Section 6.2.3.1.

         "Medical Director" means a duly licensed clinician qualified to provide overall medical direction and supervision of clinical services rendered at any Program Facility.

         "National Competitive Activities" means (i) assisting or engaging in the identification, design, planning, development, administration, operation or establishment of a Program Facility or any other rehabilitation facility, whether or not Medicare-Certified, in any health and fitness center (or similar facility) not owned or operated by Bally or its Affiliates in the United States or its territories or (ii) holding, directly or indirectly, any equity interest in (exclusive of passive beneficial ownership, in the aggregate, of up to five percent (5%) of the outstanding equity interests in any publicly traded entity), any corporation or other entity engaged in the activities described in clause
(i).

         "Net Excess Cash Flow" means, with respect to each particular Region in which Continucare provides Program Services an amount equal to the difference between aggregate net revenues received in respect of Program Services within such Region during any fiscal month MINUS the aggregate amount of costs and expenses incurred in connection with operating Program Facilities in such Region and providing Program Services in such Region during such fiscal month; all calculated on a cash basis.

         "Opening Date" means the first date a patient is provided Program Services at a certain Program Facility.

         "Operating Budget" means the budget for on-going costs of the Program Facility and Program Services after the Opening Date which includes, without limitation (A) estimations of the proposed capital costs and operating expenses for providing Program Services and maintaining and operating such Program Facility, costs of purchasing, leasing and supplying equipment after the Opening Date, insurance costs, costs of licensing and compliance with all applicable laws, costs of employee wages, salaries and benefits, costs associated with vendor contracts and billing and collection services, (B) PRO FORMA cash flow calculations, (C) projections of anticipated revenues from providing the Program Services, and (D) a statement of each material economic assumption made in preparing such budget.

         "Operating Permits" has the meaning ascribed to it in Section 4.1.2.

         "Other Agreement" means an agreement between or among Bally and Continucare or any of their Affiliates concerning rehabilitation services other than any agreement which by its terms expressly excludes itself from the definition of "Other Agreement."

         "Organizational Services" means the services to be performed by Continucare pursuant to Articles 2, 3 and 4 hereof.

         "Parent" means, in the case of Continucare, Continucare Corporation, a Florida corporation, and in the case of Bally, Bally Total Fitness Holding Corporation, a Delaware corporation.

         "Person" shall mean and include any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any Governmental Authority.

         "Physical Development Budget" means the budget for cost of the design, development and construction of the Program Facility contained in the Business Plan, including (A) both "hard costs" and "soft costs" related to construction, financing, pre-opening activities and development activities, including any accountants' and attorneys' fees, (B) the construction budget for the Facility (the "Construction Budget"), which shall include a breakdown of estimated costs of construction, specialty finishes and professional fees, (C) the FF&E budget (the "FF&E

Budget"), which shall include a breakdown of the estimated costs of each item of FF&E, and (D) a statement of each material economic assumption made in preparing such budget.

         "Planned Opening Date" has the meaning ascribed to it in Section 2.3.4.

         "Plans and Specifications" has the meaning ascribed to it in Section 3.1.1.1, which includes within its scope the FF&E Specifications.

         "Pre-Opening Benchmarks" has the meaning ascribed to it in
Section 2.3.4.

         "Pre-Opening Budget" means the budget of expenses, other than expenses included in the Physical Development Budget, to be incurred prior to the Opening Date of any Program Facility. Such expenses shall include, without limitation, all budgeted expenses incurred by Bally or by any of Bally's Affiliates in performing the Administrative Planning Services, recruitment and training for all employees of the Program Facility, costs of licensing or other qualification of Program Facility employees prior to the Opening Date, the cost of pre-opening sales, educating, advertising, promotion and publicity, the cost of obtaining all permits and accreditations and licensure, including the fees of all counsel and other consultants incident thereto, those out-of-pocket expenses to be incurred by Continucare before the Opening Date for which Continucare will be reimbursed by Bally, and all other expenses incurred prior to the Opening Date other than expenses included in the Construction Budget.

         "Program" means the provision of Program Services and related activities contemplated by this Agreement and any Management Services Agreement at each Club.

         "Program Facilities" means the physical space, equipment and other personal property devoted to the provision of Program Services at each Club.

         "Program Policies" means the operational, managerial, personnel, medical, financial and other policies useful or necessary to the operation of the Program.

         "Program Services" has the meaning ascribed to it in the Recitals hereto.

         "Program Space" has the meaning ascribed to it in Section 2.3.2.

         "Program Staff" means those persons providing Program Services (other than the Medical Director) in each Program.

         "Program Termination Events" has the meaning ascribed to it in
Section 6.2.3.2.

         "Proposal Services" means the services and activities to be provided by Continucare that are described in Sections 2.2 and 2.4 of this Agreement.

         "Project Architects" has the meaning ascribed to it in Section 3.1.1.1.

         "Project Contractors" has the meaning ascribed to it in
Section 3.1.1.1.

         "Region" means a geographic area approved as a Region in a Regional Plan under Section 2.2 and listed on Schedule 2.2.

         "Regional Competitive Activities" means, with respect to any Region,
(i) assisting or engaging in the identification, design, planning, development, administration, operation or establishment of a Program Facility or any other rehabilitation facility, whether or not Medicare-Certified, in any health and fitness center (or similar facility) not owned or operated by Bally or its Affiliates in such Region or (ii) holding, directly or indirectly, any equity interest in (exclusive of passive beneficial ownership, in the aggregate, of up to five percent (5%) of the outstanding equity interests in any publicly traded entity), any corporation or other entity engaged in the activities described in clause (i).

         "Regional Plan" has the meaning ascribed to it in Section 2.2.

         "Regional Proposal" has the meaning ascribed to it in Section 2.1.

         "Regional Termination Events" has the meaning ascribed to it in
Section 6.2.3.3.

         "Representative" means the attorneys, accountants, lenders and other advisors to the subject Party.

         "Required Coverage" has the meaning ascribed to it in Section 8.9.

         "Subsequent Management Fees" has the meaning ascribed to it in
Section 5.1.5.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and year first herein above written.

                                         CONTINUCARE OUTPATIENT REHABILITATION
                                         MANAGEMENT, INC.

                                         By:   /s/ Charles M. Fernandez
                                            _______________________________
                                                   Charles M. Fernandez,
                                                   President and CEO

                                         BFIT REHABILITATION SERVICES, INC.

                                         By:   /s/ John W. Dwyer
                                             _______________________________
                                              Name: John W. Dwyer
                                                   _________________________
                                              Title: Senior Vice President
                                                    ________________________